Exhibit 99.1

                            NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Michael D. James                                 FOR IMMEDIATE RELEASE
Tel  402-331-3727
Fax  402-331-4834

                   AMCON ANNOUNCES MAJOR ACQUISITION

Omaha, NE, February 8, 2001 -- AMCON Distributing Company (AMEX: DIT) announced today that it has entered into an agreement to acquire substantially all of the distribution business and assets of Merchants Wholesale, Inc. located in Quincy, IL. The transaction is scheduled to close in May 2001 pending regulatory approvals. Terms of the arrangement were not disclosed, although no common equity is to be issued in the transaction.

Merchants, owned by Robert Lansing of Quincy, operates as a wholesale distributor of consumer products consisting of beverages, tobacco, food service, grocery, health and beauty care, and candy and snack products. Merchant's sales territory includes Arkansas, Illinois, Indiana, Iowa, Kansas, Missouri, Ohio and Wisconsin. The annual sales of the Merchants operation should boost AMCON's annualized revenues to approximately $900 million.

William F. Wright, Chairman of AMCON, noted that "The combination of the two companies serving contiguous territories should allow AMCON to more effectively serve our customers and compete throughout the expanded territory. This transaction is a logical fit with our overall strategic plan for the Company."

Omaha-based AMCON, and its subsidiary, Food For Health Co., Inc. ("FFH"), are leading wholesale distributors of consumer products including beverages, candy, tobacco, groceries, food service, organic produce and natural products, frozen and chilled foods, and health and beauty care products with distribution centers in Arizona, Florida, Missouri (2), Nebraska, North Dakota, South Dakota and Wyoming. Chamberlin's Natural Foods, Inc., and Health Food Associates, Inc., both wholly-owned subsidiaries of FFH, operate health and natural product retail stores in central Florida (8), Kansas, Missouri, Nebraska and Oklahoma (3). The retail stores operate under the names Chamberlin's Market & Cafe and Akin's Natural Foods Market.

This news release contains forward looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. A number of factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the Company's forward looking statements. Moreover, past financial performance should not be considered a reliable indicator of future performance. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.

     Visit AMCON Distributing Company's web site at: www.amcon-dist.com


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